EXHIBIT 4.20

MINING LEASE AND OPTION TO PURCHASE AGREEMENT

THIS AGREEMENT made the 3rd day of December, 2012 (the “Effective Date”), AMONG:

Max Resource, Inc., a corporation pursuant to the laws of Nevada (the “Lessee”)

- and -

Max Resource Corp., a corporation pursuant to the laws of Alberta (“ParentCo”)

- and -

Claremont Nevada Mines LLC, a limited liability company pursuant to the laws of Nevada (“Claremont”)

- and -

JR Exploration LLC, a limited liability company pursuant to the laws of Utah (“JRE”)

(together Claremont and JRE may be referred to herein as the “Owners” and individually each as an “Owner”)

RECITALS:

A.           Claremont and JRE are the owners of those unpatented mining claims and patented lands located in Pershing County, Nevada, as more particularly set forth in Schedule 1 hereto (the “Claims”);

B.           ParentCo is the sole member of the Lessee owning all of the issued and outstanding shares of the Lessee;

C.           Claremont and JRE have previously entered into an agency agreement dated effective March 1, 2011 whereby, among other things, JRE appointed Claremont as its agent in respect of the Claims for the purpose of entering into the Option Agreement (as defined below)

D.           The Lessee, ParentCo and Claremont have previously entered into an Exploration and Option to Enter Joint Venture Agreement dated effective March 4, 2011 (the “Option Agreement”) in respect of the Claims whereby, among other things, the Lessee was granted an option to acquire up to a 75% interest in the Claims;

E.           The Lessee, ParentCo and Claremont wish to terminate the Option Agreement and the transactions contemplated thereby and the Lessee has agreed to lease, and the Owners have agreed to lease, the Claims, and Owners have agreed to grant to the Lessee the option to purchase the Claims, and each has agreed to enter into this Agreement to provide for the terms and conditions upon which the lease and the option shall be effected;

NOW THEREFORE, in consideration of the premises and covenants contained in this Agreement, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1           Definitions

In this Agreement:

“Agreement” means this Mining Lease and Option to Purchase Agreement, including the recitals and schedules hereto, as the same may be amended or replaced from time to time;

“Applicable Law” means all current constitutions, treaties, laws, statutes, codes, ordinances, official plans, orders, decrees, rules, regulations, and by-laws, whether domestic, foreign or international of any Governmental Authority, and the common law, binding on or affecting any Person, property or matter referred to in the context in which such word is used and includes, without limitation, all applicable securities laws and the rules and policies of the Exchange;

“Business” means the business carried out by the Owners, including without limitation the carrying out of mineral exploration activities in Nevada;

“Business Day” means any day other than a day which is a Saturday, Sunday or a statutory holiday observed in the Province of British Columbia or the State of Nevada;

“Claims” has the meaning given to that term in Recital A;

“Claremont Claims” means those unpatented mining claims and patented lands comprising part of the Claims which are owned by Claremont, as more particularly set forth in Schedule 1 hereto;

“Closing” means the completion of the of the sale by Owners of the Claims to the Lessee on the Lessee’s exercise of the Option pursuant to the terms and conditions contained in this Agreement;

“Closing Date” means the date on which the Closing shall occur;

“Closing Documents” means the documents referred to in Sections 9.2.1 and 9.2.2;

“Environmental Law” means all Applicable Law relating to protection of the environment, natural resources, health or safety, including those relating to Hazardous Substances;

“Exchange” means the TSX Venture Exchange Inc.;

 “Governmental Authority” means any national, multi-national, federal, provincial, state, municipal, local or other government, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government;

“Hazardous Substance” means any solid, liquid, gas, micro-organism, odour, heat, sound, vibration or radiation, or any combination thereof, that may impair the natural environment, injure or damage property, human, animal or plant life, impair or adversely affect the health or safety of any Person or that is regulated under any Environmental Law;

“Interim Period” means the period beginning on the Effective Date of this Agreement up to and including the Closing Date;

“JRE Claims” means those unpatented mining claims comprising part of the Claims which are owned by JRE, as more particularly set forth in Schedule 1 hereto;

“Lessee’s Claim” has the meaning attributed to that term in Section 8.2.1;

“Liability” means with respect to any Party, any liability or obligation of such Party of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is accrued on the financial statements of such Party;

“Minerals” means all marketable naturally occurring metallic and non-metallic mineral products, including, without limiting the generality of the foregoing, gravel and aggregate mined from the fee lands and the fee lands mineral estate included in the Claims, that are mined, extracted, removed, produced or otherwise recovered from the Claims, whether in the form of ore, concentrates, refined metals or any other beneficiated or derivative product, and including any marketable mineral products derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Claims;

“Option” means the option to purchase the Claims granted by the Owners to the Lessee to acquire ownership of the Claims.

“Owners’ Claim” has the meaning attributed to that term in Section 8.2.2.

“Parties” means the Lessee, ParentCo and the Owners collectively, and “Party” means any of them;

“Permitted Encumbrances” means, in respect of the Claims, statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority against the Claims;

“Purchase Price” has the meaning given to that term in Section 3.1;

“Taxes” means all taxes, duties, rates, levies, assessments, reassessments, withholdings, deductions, fees, dues and other charges, together with all penalties, interest and fines with respect thereto, payable to any Governmental Authority, including those referred to as, or with respect to, income, sales, use, transfer, goods and services, capital, capital gains, value added, real property, personal property, excise, customs, registration, payroll, employment, education, business, school, property, and local improvement;

“Third Party Claim” has the meaning attributed to that term in Section 8.2.3; and

“Transaction Documents” means all agreements (other than this Agreement), documents and instruments to be executed and delivered by any Party or Parties hereto and provided for or contemplated herein and therein.

1.2           Interpretation

In this Agreement:

1.2.1
The division into articles, sections, paragraphs and schedules and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The words “hereto”, “herein”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular portion of it. References to an Article, Section, Paragraph or Schedule refer to the applicable article, section, paragraph or schedule of this Agreement.

1.2.2
Words in the singular include the plural and vice versa, words in one gender include all genders, and the words “including”, “include” and “includes” mean “including (or include or includes) without limitation”.

1.2.3
“Person” means an individual, a corporation, a company, a limited liability company, an unlimited liability company, a partnership, a limited partnership, a trust, an unincorporated organization, a joint venture, a joint stock company and any Governmental Authority.

1.2.4	This Agreement is the joint product of the Parties, has been subject to mutual consultation, negotiation and agreement and will not be construed for or against any Party.

1.3           Currency

All references in this Agreement to dollars or to “$” are deemed to be references to United States currency unless otherwise specifically indicated.

ARTICLE 2
TERMINATION OF OPTION AGREEMENT

2.1           Termination of Option Agreement

The Lessee, ParentCo and Claremont agree that the Option Agreement is hereby terminated and is of no effect as of the Closing Date and all rights, duties and obligations thereunder shall terminate effective as of the Closing Date and each of the Lessee, ParentCo and Claremont shall have not have any continuing rights, duties or obligations thereunder, except such obligations as have accrued but which have not been performed. Each of the Lessee, ParentCo and Claremont irrevocably release and discharge the other from any and all claims, demands or causes of action that each may have against the other in respect of all matters arising from or relating to the Option Agreement that occurred prior to the termination of the Option Agreement, except such obligations as have accrued but which have not been performed.  Notwithstanding the foregoing, each of the Owners acknowledges that, to such Owner’s knowledge, as of the date hereof, the Lessee and ParentCo each have no duties, obligations, responsibilities, liens, charges, mortgages and liabilities to the Owners under the Option Agreement, including without limitation pursuant to sections 13 and 14 thereof, which the Lessee and ParentCo have not performed.

ARTICLE 3
LEASE OF THE CLAIMS

3.1           Lease

Owners hereby lease the Claims exclusively to the Lessee for the purposes of exploration for and the development, mining and processing of Minerals.  The lease grants to the Lessee the right of ingress and egress for equipment, machinery, personnel and supplies and the right to prospect and explore for and develop Minerals on the Claims, subject to the terms of this Agreement. The foregoing grant from the Owners shall be exclusive to the extent the Owners have the contractual or legal authority to grant an exclusive right. To the extent that the Owners have surface rights and water rights relating to the Claims and to the extent permitted by Law, the Owners grant to the Lessee the right to exercise such rights. Subject to the terms of this Agreement and during the term of this Agreement, the Lessee shall have the exclusive right to enter at any and all times upon the Claims to undertake any and all types of mineral exploration and development work. The Lessee may not commence development of a mine on the Claims or the commercial production of Minerals from the Claims without first exercising and closing the Option and the Lessee’s acquisition of ownership of the Claims.

3.2           Term

The term of the lease under this Agreement shall commence on the Effective Date and shall continue for four (4) years after the Effective Date.

3.3           Compliance With The Law

The Lessee shall, at the Lessee’s sole cost, promptly comply with all Applicable Law relating to the condition, use or occupancy of the Claims by the Lessee, including but not limited to all exploration and development work performed by the Lessee during the term of this Agreement.  The Lessee shall, at its sole cost, promptly comply with all Applicable Law regarding reclamation of the Claims required as a result of the Lessee’s operations on the Claims after the Effective Date.  The Owners agree to cooperate with the Lessee in the Lessee’s application for governmental licenses, permits and approvals, the costs of which shall be borne by the Lessee.

3.4          The Lessee’s Work Practices and Reporting

3.4.1	Work Practices. The Lessee shall work the Claims in a miner-like fashion.

3.4.2
Inspection of Data.  During the term of this Agreement, the Owners shall have the right, exercisable semiannually, to examine and make copies of all data, including interpretative data, regarding the Claims in the Lessee’s possession during reasonable business hours and upon prior notice, provided, however, that the rights of the Owners to examine such data shall be exercised in a manner that does not interfere with the operations of the Lessee and further provided that the Lessee shall have no obligation to deliver to the Owners the Lessee’s confidential or proprietary business, financial or investment plans or reports not directly relating to the Claims.

3.4.3
Reports.  On or before March 1 following each calendar year during which this Agreement is effective, the Lessee shall deliver to the Owners a summary report of the Lessee’s activities conducted on the Claims for the previous calendar year.

3.4.4
Liens and Notices of Non-Responsibility.  The Lessee agrees to keep the Claims at all times free and clear of all liens, charges and encumbrances of any and every nature and description done made or caused by the Lessee, and to pay, and defend, indemnify and hold harmless the Owners from and against, all indebtedness and liabilities incurred by or for the Lessee which may or might become a lien, charge or encumbrance; except that the Lessee need not discharge or release any such lien, charge or encumbrance so long as the Lessee disputes or contests the lien, charge or encumbrance or posts a bond sufficient to discharge the lien.  Nothing in this Section shall limit or prohibit the Lessee’s right to grant a security interest in its rights under this Agreement for the purpose of securing financing for the Lessee’s operations on the Claims.

3.5          Taxes.

3.5.1
Real Property Taxes.  The Lessee shall pay the real property taxes assessed against the fee lands included in the Claims.  The parties acknowledge that there are presently no real property taxes assessed against unpatented mining claims, including the unpatented mining claims which constitute part of the Claims.

3.5.2	Personal Property Taxes. Each party shall promptly when due pay all taxes assessed against such party’s personal property, improvements or structures placed or used on the Claims.

3.5.3
Income Taxes.  Neither party shall be liable for any taxes levied on or measured by income or net proceeds, or other taxes applicable to the other party, based upon payments under this Agreement or under the conveyance executed and delivered by the Owners on the closing of the Option.

3.5.4	Delivery of Tax Notices. If a party receives tax bills or claims which are the other party’s responsibility, such party shall promptly forward them to the other party for payment.

3.6           Insurance and Indemnity

3.6.1
The Lessee’s Liability Insurance.  At its sole cost, the Lessee shall keep in force during this Agreement term a policy of commercial general liability insurance covering property damage and liability for personal injury occurring on or about the Claims, with limits in the amount of at least One Million Dollars ($1,000,000) per occurrence for injuries to or death of any person and limits in the amount of at least Five Hundred Thousand Dollars ($500,000) per occurrence for property damage.  The Lessee shall cause its insurance carrier to identify the Owners as an additional insured of the policy and upon request of the Owners shall deliver to the Owners a certificate of such insurance policy.

3.6.2
Waiver and Indemnification.  The Owners shall not be liable to the Lessee and the Lessee waives all claims against the Owners for any injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the Claims or arising from or relating to the Lessee’s business conducted on the Claims unless such injury, death, damage, destruction or theft was the result of the negligence or misconduct of the Owners or the Owners’ representatives.  The Lessee shall defend, indemnify and hold harmless the Owners and the Owner’s agents, directors, employees, and members from and against any and all claims, costs, damages, expenses, judgments or liabilities arising from or relating to the Lessee’s activities on the Claims.

3.7           Property Maintenance

3.7.1
Annual Assessment Work.  To the extent required by law and subject to the right of the Lessee to terminate this Agreement in accordance with its terms, for each annual assessment work year commencing during the term of this Agreement,  the Lessee shall perform for the benefit of the Claims work of a type customarily deemed applicable as assessment work and of sufficient value to satisfy the annual assessment work requirements of all applicable federal, state and local laws, regulations and ordinances, if any, and shall prepare evidence of the same in form proper for recordation and filing, and shall timely record and/or file such evidence in the appropriate federal, state and local office as required by applicable federal, state and local laws, regulations and ordinances. The Lessee shall deliver to the Owners proof of the Lessee’s compliance with this Section not less than thirty (30) days before the applicable deadline.  If the Lessee elects to terminate this Agreement more than sixty (60) days before the deadline for performance of annual assessment work for the succeeding annual assessment year, the Lessee shall have no obligation to perform annual assessment work nor to prepare, record and/or file evidence of the same for the following annual assessment year.  The parties acknowledge that annual assessment work is not presently required to be performed on the Claims under current Applicable Law.

3.7.2
Federal Mining Claim Maintenance Fees.  Subject to the right of the Lessee to terminate this Agreement in accordance with its terms, if under applicable federal laws and regulations federal annual mining claim maintenance fees are required to be paid for the unpatented mining claims which constitute all or part of the Claims, the Lessee shall timely and properly pay the federal annual mining claim maintenance fees and Nevada mining claim fees, and shall execute and record or file, as applicable, proof of payment of the federal annual mining claim maintenance fees and of the Owner's intention to hold the unpatented mining claims which constitute the Claims.  The Lessee shall deliver to the Owners proof of the Lessee’s compliance with this Section not less than thirty (30) days before the applicable deadline.  If the Lessee elects to terminate this Agreement more than sixty (60) days before the deadline for payment of the federal annual mining claim maintenance fees and Nevada mining claim fees for the succeeding annual assessment year, the Lessee shall have no obligation to pay the federal annual mining claim maintenance fees and Nevada mining claim fees for the Claims for the succeeding assessment year. The parties acknowledge that all federal annual mining claim maintenance fees and Nevada mining claim fees for the Claims for the most recent annual assessment year have been paid.

3.7.3
Amendment of Mining Laws.  The parties acknowledge that legislation for the amendment or repeal of the mining laws of the United States applicable to the Claims has been, and in the future may be, considered by the United States Congress.  The parties desire to insure that any and all interests of the parties in the lands subject to the unpatented mining claims which comprise all or part of the Claims, including any rights or interests acquired in such lands under the mining laws as amended, repealed or superseded, shall be part of the Claims and shall be subject to the Agreement.  If the mining laws applicable to the unpatented mining claims subject to this Agreement are amended, repealed or superseded, the conversion or termination of the Owners’ interest in the Claims pursuant to such amendment, repeal or supersession of the mining laws shall not be considered a deficiency or defect in the Owners’ title in the Claims, and the Lessee shall have no right or claim against the Owners resulting from the conversion, diminution, or loss of the Owner's interest in and to the Claims, except as expressly provided in this Agreement.

If pursuant to any amendment or supersession of the mining laws the Owners are granted the right to convert its interest in the unpatented mining claims comprising the Claims to a permit, license, lease, or other right or interest, all converted interests or rights shall be deemed to be part of the Claims subject to this Agreement.  Upon the grant or issuance of such converted interests or rights, the parties shall execute and deliver an addendum to this Agreement, in recordable form, by which such converted interests or rights are made subject to this Agreement.

The Owners additionally agree that the Lessee, on reasonable notice to and consultation with the Owners, may relocate or amend mining claims part of the Claims and re-file or re-record any documents or instruments for any mining claim part of the Claims provided that such relocations and amendments shall be recorded in the names of Claremont or JRE, as applicable and any such relocated and amended claims shall be subject to this Agreement.  If required for the relocation of any mining claim part of the Claims, each Owner agrees to execute notices of abandonment of such mining claims as the Lessee reasonably requests.  This Agreement shall apply to and include any and all amendments or relocations of the unpatented mining claims forming part of the Claims.

If the United States or any third party attacks the validity of the mining claims which are part of the Claims, the Lessee shall have no obligation to defend their validity unless the attack is based on the Lessee’s failure to maintain the validity of such mining claims.  If the Lessee elects not to defend the validity of any of the unpatented mining claims which are part of the Claims, it shall notify the Owners and the Owners, at their election, may defend any such attack on the mining claims.  If the Owners successfully defend against such an attack on the validity of the mining claims, the Lessee shall be obligated to reimburse the Owners for the amount of the same.  The Lessee shall not be required to defend any attack based upon any change in law effective after the Effective Date of this Agreement.

3.7.4
Inspection.  Upon reasonable notice to the Lessee, the Owners or the Owners’ duly authorized representatives shall be permitted to enter on the Claims and the Lessee’s workings at reasonable times during the Lessee’s business hours for the purpose of inspection, but they shall enter on the Claims at their own risk and in such a manner which does not unreasonably hinder, delay or interfere with the Lessee’s operations.  The Owners shall defend, indemnify and hold the Lessee and Parentco harmless against and from any damage, loss or liability by reason of injury to the Owners or the Owners’ authorized representatives while on the Claims unless such damage, loss or liability was the result of the negligence or misconduct of the Lessee, Parentco or the Lessee’s or Parentco’s representatives.

3.7.5
Termination by the Owners.  Any failure by the Lessee to perform any of its covenants, liabilities, obligations or responsibilities under this Agreement shall be a default.  The Owners may give the Lessee written notice of a default.  If the default is not remedied within thirty (30) days after receipt of the notice, provided the default can reasonably be cured within that time, or, if not, if the Lessee has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, the Owners may terminate this Agreement by delivering notice to the Lessee of the Owner’s termination of this Agreement.  In the case of the Lessee’s failure to pay the payments prescribed in

Section 5.1.1, the Owners shall be entitled to give the Lessee written notice of the default, and if such default is not remedied within fifteen (15) days after the receipt of the notice, then the Owners may terminate this Agreement by delivering notice to the Lessee of the Owner’s termination of this Agreement.  On termination of this Agreement based on the Lessee’s default, within ten (10) days after termination the Lessee shall execute and deliver to the Owners a release and termination of this Agreement in form acceptable for recording.

3.7.6
Termination by the Lessee.  The Lessee may at any time terminate this Agreement by giving written notice to the Owners.  If the Lessee terminates this Agreement, the Lessee shall be relieved of its obligations under this Agreement, except that the Lessee shall perform all obligations and pay all payments which accrue or become due before the termination date, including the obligations under Sections 3.7.1 and 3.7.2.  On the Lessee’s termination of this Agreement, within ten (10) days after termination the Lessee shall execute and deliver to the Owners a release and termination of this Agreement in form acceptable for recording.

3.8           Surrender of Property.

On expiration or termination of this Agreement, except on the Lessee’s exercise of the Option, the Lessee shall surrender the Claims promptly to the Owners and at the Lessee’s sole cost shall remove from the Claims all of the Lessee’s buildings, equipment and structures.  The Lessee shall reclaim the disturbances created by the Lessee on the Claims in accordance with all Applicable Law.  The Lessee shall diligently perform reclamation and restoration of the Claims such that the Lessee’s reclamation and restoration shall be completed not later than the date required under any Applicable Law.  On expiration or termination of this Agreement, the Lessee shall have the right to enter on the Claims for the purpose of reclaiming the Claims in accordance with Applicable Law.

3.9           Area of Interest

The Claims shall be subject to an area of interest which shall include all lands within two (2) miles from the exterior boundaries of fee lands and unpatented mining claims which comprise the Claims (the “Area of Interest”). This Agreement shall apply to all interests and rights which a party acquires in the Area of Interest and to any unpatented mining claims located by a party in the Area of Interest to the extent any portion of any such interest or unpatented mining claim is within the Area of Interest.  If a party locates any unpatented mining claims or acquires any interests or rights in the Area of Interest, it shall promptly notify the other party. The other party shall have thirty (30) days during which to notify the acquiring party that it elects to include such interests, rights or unpatented mining claims in this Agreement.  If that party elects to include such interests, rights or unpatented mining claims in this Agreement, the parties shall execute an amendment of this Agreement and, if applicable, Lessee shall reimburse the acquiring party the costs incurred by it to acquire such interest, rights or unpatented mining claims.

3.10           Data.

On the parties’ execution of this Agreement, the Owners shall deliver to the Lessee copies of the Owner’s data concerning the Claims.  The Owners agree and covenant to assist and cooperate with the Lessee concerning the identification and acquisition of data concerning the Claims. Within thirty (30) days following termination of this Agreement, except on the Lessee’s exercise of the Option, the Lessee shall deliver to the Owners copies of all data regarding the Claims in the Lessee’s possession at the time of termination which before termination have not been furnished to the Owners and, at the Owners’ request, the Lessee shall make available to the Owners all drilling core, samples and sample splits taken from the Claims which are in the Lessee’s possession on termination of this Agreement.  If the Owners do not take delivery of the drilling core, samples and sample splits within sixty (60) days following termination of this Agreement, the Lessee may dispose of them in any manner determined in its discretion.

ARTICLE 4
OPTION TO PURCHASE THE CLAIMS

4.1           Option

The Owner grant to the Lessee the exclusive Option to acquire a 100% interest in the Claims free and clear of all Encumbrances except the Royalty reserved by the Owners and subject to the Lessee’s obligations under the Deeds of Transfer.  The purchase price (the “Purchase Price”) for the Claims shall be $1,000,000 and is payable by the Lessee to the Owners as set forth in Section 5.1.1.  If the Lessee elects to exercise the Option, the Lessee shall deliver written notice to the Owners and such notice shall set forth the Lessee’s desired date for Closing which date shall be no later than the date set forth in Subparagraph 5.1.1(e) and which date shall be not less than 10 Business Days from the date of the notice (the “Target Closing Date”). On the Owners’ receipt of the notice of exercise of the Option, the parties shall make diligent efforts to cause the Closing Date to occur on the Target Closing Date.

4.2           Purchase and Sale of the Claims on the Exercise of the Option

At the Closing Date, each Owner agrees to sell, transfer, convey, assign and deliver and the Lessee agrees to purchase for the Purchase Price as provided in Section 5 effective as of the opening of business on the Closing Date, free and clear of all Encumbrances, the following:

(a)	all of the Owners’ right, title and interest in and to the Claims, subject to the Royalty reserved by the Owners; and

(b)
all books, records, files and documents relating to the Claims, including without limitation, books of account, ledgers, journals, technical reports, maps, surveys, drilling and sampling records and geographical studies and technical and environmental reports and studies, core samples, business reports, plans and projections and all other correspondence, data and information, financial or otherwise, in any format and media whatsoever, related to the Claims (the foregoing collectively referred to as the “Books and Records”).

The Lessee is not purchasing or acquiring any other assets or properties of the Owners with the exception of the foregoing.

4.3           Excluded Liabilities

For greater certainty, except as provided in this Agreement, it is understood and agreed that the Lessee is not assuming nor shall it be in any way liable for any Liabilities of the Owners relating to the Business or the Claims (the “Excluded Liabilities”).  Notwithstanding the foregoing, nothing in this Section 4.3 shall be construed to impose on the Owners any liability or obligation for any condition or disturbance on the Claims which existed before the Owners’ acquisition of their respective ownership interests in the Claims or which were created by the Lessee during the term of the Option Agreement or which are created by the Lessee during the term of this Agreement. Without limitation, and by way of example only, Excluded Liabilities shall include any Liability arising out of or related to:

(a)
any and all third party claims, suits, demands, actions, proceedings, debts, whether for credit facilities or otherwise, and any and all Tax liabilities howsoever arising in any jurisdiction in which a Owner carries on business with respect to the Business or the Claims;

(b)
any amounts due and payable by Claremont to Rick Everson and/or JRE in relation to option, lease, net smelter royalty, advance royalty or other payments in respect of the Claims, except as provided in this Agreement;

(c)	the operations of the Business and the Claims for all periods prior the Effective Date including, without limitation, any breach by a Owner of any Applicable Laws;

(d)	any obligations of an Owner under Environmental Laws arising out of the conduct of the Business or the Claims for all periods prior to the Effective Date; and

(e)
any obligations, liabilities or claims whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other person who has acted or purported to act for a Owner in connection with the sale of the Claims contemplated hereby.

Excluded Liabilities do not include:

(a)
any liabilities arising out of or related to any and all third party claims, suits, demands, actions and proceedings to the extent directly caused by the Lessee in respect of its exploration activities on the Claims pursuant to the Option Agreement or this Agreement for which the Lessee shall be solely liable;

(b)
any breach by the Lessee of any Applicable Laws while carrying out its exploration activities on the Claims pursuant to the Option Agreement or this Agreement for which the Lessee shall be solely liable; and

(c)
any obligations of a Owner under Environmental Laws to the extent directly caused by Lessee’s conduct of its exploration activities on the Claims pursuant to the Option Agreement or this Agreement for which the Lessee shall be solely liable.

ARTICLE 5
PAYMENTS

5.1           Payments

5.1.1         The Lessee shall pay the following payments to the Owners:

(a) $200,000, on the Effective Date;

(b) $200,000, on or before the first anniversary of the Effective Date;

(c) $200,000, on or before the second anniversary of the Effective Date;

(d) $200,000, on or before the third anniversary of the Effective Date; and

(e) $200,000, on or before the fourth anniversary of the Effective Date;

If the Lessee exercises the Option, the foregoing payments shall be credited against the Purchase Price. The foregoing payments shall not be credited against the Lessee’s obligation to pay the Royalty. Each of the foregoing payments may be accelerated by the Lessee in order to accelerate the Lessee’s exercise of the Option. Except for the payment set forth in (a) above which is obligatory, and except as specifically provided otherwise, nothing herein contained will be construed as obligating the Lessee to do any acts or make any payments hereunder except as otherwise set forth, and any act or acts or payment or payments as may otherwise be made hereunder will not be construed as obligating the Lessee to do any further act or make any further payment or payments.

5.1.2	All payments to the Owners described in subparagraph 5.1.1 shall be made by way of wire transfer, certified cheque or bank draft as directed by the Owners.

5.1.3	In the event that any payments described in subparagraph 5.1.1 shall become due on a day that is not a Business Day, the payments shall be deemed to be due on the next Business Day.

5.2           Allocation of Purchase Price

The Owners and the Lessee agree to allocate the Purchase Price among the Claims and Books and Records in accordance with Schedule 3 hereto and to report the sale and purchase of the Claims and Books and Records for all federal, provincial and local tax purposes in a manner consistent with such allocation and shall not dispute such allocation in connection with any audit or other proceeding.

5.3           Payment of Taxes

The Owners shall be liable for and shall pay all federal, income taxes assessable to the Owners and all other taxes payable in connection with the transfer of the Claims by the Owners to the Lessee, except real property transfer taxes.

5.4           Royalty Interest

The Owners shall retain and shall be entitled to receive and the Lessee shall pay to the Owners a royalty equal to 1% of Net Smelter Returns, as defined and calculated in Schedule 2 to this Agreement (the “Royalty”).  The Royalty shall be reserved by the Owners and shall be described in the Deed of Transfer, as defined in Section 9.2.1(a).

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1           Representations and Warranties of the Owners

Each of Claremont and JRE represents and warrants to the Lessee and Parentco as follows, and acknowledges that the Lessee and Parentco are relying upon the accuracy of each such representation and warranty, all of which are material to the Lessee:

6.1.1
Organization and Good Standing – it is a limited liability company organized under the laws of the jurisdiction of its incorporation, and is a valid and subsisting limited liability company under such laws.

6.1.2
Bankruptcy, etc. – No bankruptcy, insolvency or receivership proceedings have been instituted or are pending, or are, to its knowledge, threatened, against it, and it is able to satisfy its liabilities as they become due.

6.1.3
Capacity to Carry on Business – it has the power to own, lease and operate its properties and assets and to carry on its business as it is currently being conducted, and it is duly qualified as a limited liability company to conduct its business in each jurisdiction where qualification is necessary.

6.1.4
Due Authorization, etc. – it has the power and authority to enter into this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder; the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement and the Transaction Documents have been duly authorized by all necessary corporate action on its part and its managers and members.

6.1.5
No Violation – The execution and delivery by it of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder will not result in the breach of any of the provisions of, or constitute a default under or conflict with or cause the acceleration of any of its obligations under any contract, agreement, provisions of its constating documents, or resolutions of its directors or shareholders or any agreement among its members, any licence or permit relating to the Claims, any Applicable Law, any judgment, decree or award of any Governmental Authority or arbitrator so as to prevent or otherwise affect the lease or transfer of the Claims to the Lessee.

6.1.6
Enforceability of Obligations – This Agreement and the Transaction Documents constitute valid and legally binding obligations of it enforceable against it in accordance with their terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, and other similar laws affecting enforceability of creditors’ rights generally, and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

6.2           Representations and Warranties of Claremont

Claremont represents and warrants to the Lessee and Parentco as follows, and acknowledges that the Lessee and Parentco are relying upon the accuracy of each such representation and warranty, all of which are material to the Lessee:

6.2.1
Title to Assets – Except for the Permitted Encumbrances and the exceptions to title set forth in Schedule 1, as of the Effective Date it is the legal and beneficial owner of the Claremont Claims with good and marketable title, free and clear of any title defects, deemed trusts, encumbrances or rights or claims of others of any kind.  No other Person owns any of the Claremont Claims. None of the Claremont Claims are in the possession, or under the control, of any Person other than it or the Lessee and ParentCo.

6.2.2
No Options – No Person has any agreement or option, or any right capable of becoming an agreement or option, for the purchase from it of any of the Claremont Claims other than the Lessee and ParentCo pursuant to the Option Agreement.

6.2.3	Claims –Schedule 1 sets out a full description of the Claremont Claims. In addition:

(a)
the existing ownership, use, maintenance and operation of the Claremont Claims, as well as, to its knowledge, all prior use, maintenance and operation of the Claremont Claims since the date of location of the Claremont Claims, have materially complied, and do materially comply, with all Applicable Law, including all Environmental Law, and with all covenants, restrictions, rights or easements affecting the Claremont Claims;

(b)
the Claremont Claims are valid and in good standing. Claremont, or to Claremont’s knowledge, the Lessee has paid all maintenance fees and carrying out all obligations required to maintain such Claremont Claims;

(c)
all of the Claremont Claims have been validly and properly located and staked, applied for, marked out and recorded in accordance with Applicable Laws of the jurisdiction in which the relevant property is located and in good standing;

(d)
there are no currently outstanding orders, requirements or directions of Governmental Authority requiring any work, or capital expenditures, with respect to the Claremont Claims, and to the its knowledge, no such orders, requirements or directions are pending or threatened except those arising or existing due to the Lessee’s activities on the Claremont Claims;

(e)
except for the Permitted Encumbrances, the Claremont Claims are not subject to any rights of way, licences, easements, options to purchase, tenancy, rights of first refusal, encumbrances, covenants, building or use restrictions, restrictions on or lack of access, exceptions, variances, reservations, or any other limitations;

6.2.4
Litigation – There are no actions, investigations or proceedings before any court, arbitrator or Governmental Authority which, if decided adversely to it, might have a Material Adverse Effect on the Claremont Claims, nor, to its knowledge, are there any such actions, investigations or proceedings pending or threatened.  There is not presently outstanding any judgment, decree, injunction, rule or order of any Governmental Authority against Claremont which may have a Material Adverse Effect on title to the Claremont Claims, the ability of the Lessee to carry on the operations with the Claremont Claims, or the ability of Claremont to complete the transactions contemplated by this Agreement and the Transaction Documents.

6.2.5	Environmental Matters – Without limiting the generality of any other representation or warranty in this Agreement, in connection only with the Claremont Claims and Claremont’s activities on them:

(a)
it has been and is in compliance with all Environmental Law and to its knowledge without inquiry or investigation, all authorisations under any applicable Environmental Laws relating to Claremont Claims have been obtained or applied for. Claremont has obtained and maintained all necessary environmental licences and authorisations for their past and current activities. Claremont, without inquiry or investigation, represents to its knowledge that it is not aware of any plans or programmes of any Governmental Authority to create environmentally protected or environment conservation units over any area of the Claremont Claims;

(b)	to its knowledge without inquiry or investigation, there is no proposal to revoke, suspend or modify any authorisation under any Environmental Laws relating specifically to the Mineral Rights or properties forming part of the Claremont Claims;

(c)
to its knowledge without inquiry or investigation, no Hazardous Substance is present on, above or beneath the ground surface of, or is migrating to or from, any of the Claremont Claims, except in compliance with Environmental Law;

(d)	the Claremont Claims have not been used by it for the disposal of waste, nor, to the its knowledge, have the Claremont Claims been used at any time by any Person for the disposal of waste;

(e)
neither it nor, to its knowledge, any other Person, has used or permitted to be used, except in compliance with Environmental Law, any of the Claremont Claims  to generate, manufacture, process, distribute, use, treat, store, dispose of, transport and handle any Hazardous Substance, nor has it caused or permitted the release of any Hazardous Substance except in compliance with Environmental Law;

(f)
it has not received: (i) any notice of or been prosecuted for non-compliance with any Environmental Laws; or (ii) any notice alleging that it or any predecessor in title is responsible (or potentially responsible) for the clean-up of any Hazardous Substance; or (iii) any order from a Governmental Authority under Environmental Law; nor has it settled any such allegations of non-compliance. It has not received any orders from a Governmental Authority or directions relating to environmental matters requiring any plans, work, repairs or construction or capital expenditures to be made with respect to the Claremont Claims;

(g)	no investigations have or are being conducted or, to its knowledge, threatened by any Governmental Entity against Claremont pursuant to any Environmental Law;

(h)
there are no facts, circumstances or conditions that directly or indirectly relate to Claremont’s activities on the Claremont Claims or the past or present conduct of its business by it with respect to environmental, health or safety matters that have existed or now exist and already have had or may have a Material Adverse Effect on the Claremont Claims or that may give rise to any significant liability to or prosecution of the Lessee concerning the protection, preservation or remediation of the environment, whether air, land, surface water or ground water.

6.2.6	Consents – There are no consents, authorizations, licences, franchise agreements, permits or orders of any Person required to permit it to complete the transactions contemplated by this Agreement.

6.2.7
Taxes - There are no claims for Taxes which could reasonably be expected to result in an encumbrance on any of the Claremont Claims, except the real property taxes assessed against the patented mining claims which comprise part of the Claremont Claims.

6.2.8
Disclosure – None of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to a prospective purchaser of the Claremont Claims seeking full information concerning the matters which are the subject of those representations, warranties and statements.

6.3           Representations and Warranties of JRE

JRE represents and warrants to the Lessee and Parentco as follows, and acknowledges that the Lessee and Parentco are relying upon the accuracy of each such representation and warranty, all of which are material to the Lessee:

6.3.1
Title to Assets – Except for the Permitted Encumbrances and the exceptions to title set forth in Schedule 1, as of the Effective Date it is the legal and beneficial owner of the JRE Claims with good and marketable title, free and clear of any title defects, deemed trusts, encumbrances or rights or claims of others of any kind.  No other Person owns any of the JRE Claims. None of the JRE Claims are in the possession, or under the control, of any Person other than it or the Lessee and ParentCo.

6.3.2
No Options – No Person has any agreement or option, or any right capable of becoming an agreement or option, for the purchase from it of any of the JRE Claims other than the Lessee and ParentCo pursuant to the Option Agreement.

6.3.3	Claims –Schedule 1 sets out a full description of the JRE Claims. In addition:

(a)
the existing ownership, use, maintenance and operation of the JRE Claims, as well as, to its knowledge, all prior use, maintenance and operation of the JRE Claims since the date of location of the JRE Claims, have materially complied, and do materially comply, with all Applicable Law, including all Environmental Law, and with all covenants, restrictions, rights or easements affecting the JRE Claims;

(b)	the JRE Claims are valid and in good standing. JRE, or to JRE’s knowledge, the Lessee has paid all maintenance fees and carrying out all obligations required to maintain such JRE Claims.;

(c)
all of the JRE Claims have been validly and properly located and staked, applied for, marked out and recorded in accordance with Applicable Laws of the jurisdiction in which the relevant property is located and in good standing;

(d)
there are no currently outstanding orders, requirements or directions of Governmental Authority requiring any work, or capital expenditures, with respect to the JRE Claims, and to the its knowledge, no such orders, requirements or directions are pending or threatened except those arising or existing due to the Lessee’s activities on the JRE Claims;

(e)
except for the Permitted Encumbrances, the JRE Claims are not subject to any rights of way, licences, easements, options to purchase, tenancy, rights of first refusal, encumbrances, covenants, building or use restrictions, restrictions on or lack of access, exceptions, variances, reservations, or any other limitations;

6.3.4
Litigation – There are no actions, investigations or proceedings before any court, arbitrator or Governmental Authority which, if decided adversely to it, might have a Material Adverse Effect on the JRE Claims, nor, to its knowledge, are there any such actions, investigations or proceedings pending or threatened.  There is not presently outstanding any judgment, decree, injunction, rule or order of any Governmental Authority against JRE which may have a Material Adverse Effect on title to the JRE Claims, the ability of the Lessee to carry on the operations with the JRE Claims, or the ability of JRE to complete the transactions contemplated by this Agreement and the Transaction Documents.

6.3.5	Environmental Matters – Without limiting the generality of any other representation or warranty in this Agreement, in connection only with the JRE Claims and JRE’s activities on them:

(a)
it has been and is in compliance with all Environmental Law and to its knowledge without inquiry or investigation, all authorisations under any applicable Environmental Laws relating to JRE Claims have been obtained or applied for. JRE has obtained and maintained all necessary environmental licences and authorisations for their past and current activities. JRE, without inquiry or investigation, represents to its knowledge that it is not aware of any plans or programmes of any Governmental Authority to create environmentally protected or environment conservation units over any area of the JRE Claims;

(b)
to its knowledge without inquiry or investigation, there is no proposal to revoke, suspend or modify any authorisation under any Environmental Laws relating specifically to the Mineral Rights or properties forming part of the JRE Claims;

(c)
to its knowledge without inquiry or investigation, no Hazardous Substance is present on, above or beneath the ground surface of, or is migrating to or from, any of the JRE Claims, except in compliance with Environmental Law;

(d)	the JRE Claims have not been used by it for the disposal of waste, nor, to the its knowledge, have the JRE Claims been used at any time by any Person for the disposal of waste;

(e)
neither it nor, to its knowledge, any other Person, has used or permitted to be used, except in compliance with Environmental Law, any of the JRE Claims  to generate, manufacture, process, distribute, use, treat, store, dispose of, transport and handle any Hazardous Substance, nor has it caused or permitted the release of any Hazardous Substance except in compliance with Environmental Law;

(f)
it has not received: (i) any notice of or been prosecuted for non-compliance with any Environmental Laws; or (ii) any notice alleging that it or any predecessor in title is responsible (or potentially responsible) for the clean-up of any Hazardous Substance; or (iii) any order from a Governmental Authority under Environmental Law; nor has it settled any such allegations of non-compliance. It has not received any orders from a Governmental Authority or directions relating to environmental matters requiring any plans, work, repairs or construction or capital expenditures to be made with respect to the JRE Claims;

(g)	no investigations have or are being conducted or, to its knowledge, threatened by any Governmental Entity against JRE pursuant to any Environmental Law;

(h)
there are no facts, circumstances or conditions that directly or indirectly relate to JRE’s activities on the JRE Claims or the past or present conduct of its business by it with respect to environmental, health or safety matters that have existed or now exist and already have had or may have a Material Adverse Effect on the JRE Claims or that may give rise to any significant liability to or prosecution of the Lessee concerning the protection, preservation or remediation of the environment, whether air, land, surface water or ground water.

6.3.6	Consents – There are no consents, authorizations, licences, franchise agreements, permits or orders of any Person required to permit it to complete the transactions contemplated by this Agreement.

6.3.7
Taxes - There are no claims for Taxes which could reasonably be expected to result in an encumbrance on any of the JRE Claims, except the real property taxes assessed against the patented mining claims which comprise part of the JRE Claims.

6.3.8
Disclosure – None of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to a prospective purchaser of the JRE Claims seeking full information concerning the matters which are the subject of those representations, warranties and statements.

6.4           Representations and Warranties of the Lessee and ParentCo

Each of the Lessee and ParentCo hereby represents and warrants to the Owners as follows:

6.4.1	Organization and Good Standing – It is a corporation incorporated and organized under the laws of the jurisdiction of its incorporation and is a valid and subsisting company under such laws.

6.4.2
Bankruptcy, etc. – No bankruptcy, insolvency or receivership proceedings have been instituted or are pending or are, to the best of the its knowledge, threatened against it, and it is able to satisfy its liabilities as they become due.

6.4.3
Capacity to Carry on Business – It has the corporate power to own, lease and operate its properties and assets and to carry on its business as it is currently being conducted, and it is duly qualified as a corporation to conduct its business in each jurisdiction where qualification is necessary.

6.4.4
Due Authorization, etc. – It has the corporate power and authority to enter into this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder; the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement and the Transaction Documents have been duly authorized by all necessary corporate action on its part and that of its directors and members.

6.4.5
Enforceability of Obligations – This Agreement and the Transaction Documents constitute valid and legally binding obligations of it enforceable against it in accordance with their terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, and other similar laws affecting enforceability of creditors’ rights generally, and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

6.4.6
Acknowledgement.  Lessee has been in possession of the Claims during the term of the Option Agreement and Lessee and ParentCo have had an opportunity to inspect and conduct a due diligence investigation of the Claims.

6.5           Commission

Each Party represents and warrants to the other Party that no Person engaged by it is entitled to a brokerage commission, finder’s fee or other like payment in connection with the transactions contemplated by this Agreement and the Transaction Documents.

6.6           Non-Waiver

No investigations made by or on behalf of either of the Parties will have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made in this Agreement.

ARTICLE 7
INTERIM PERIOD COVENANTS

7.1          Conduct of Business

Each Owner covenants that during the Interim Period it will:

7.1.1	Compliance with Laws – comply with all Applicable Law in respect of the Claims and this Agreement.

7.1.2
Material Changes – not take any action which would result in any Material Adverse Change in or to the Claims or sell, transfer, dispose of or encumber any of the Claims except subject to the Lessee’s rights under this Agreement.

7.1.3	Further Actions – assist in the completion of any steps reasonably required by this Agreement, including but not limited to:

(a)
use all reasonable commercial efforts to conduct its affairs so that all of the representations and warranties of it contained herein shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date, except to the extent that such representations and warranties require modification to give effect to the transactions contemplated herein;

(b)	notify the Lessee immediately upon becoming aware that any of the representations or warranties of it contained herein are no longer true and correct in any material respect; and

(c)	ensure that it complies in all respects with the foregoing covenants of this Agreement.

7.2           Actions to Satisfy Closing Conditions

Each Party agrees to take all possible actions, and to use its best efforts to cause other actions to be taken, so as to ensure compliance with any conditions set out in Article 9 which are for the benefit of the other Party.

ARTICLE 8
 SURVIVAL OF REPRESENTATIONS & WARRANTIES AND INDEMNITY

8.1          Survival

8.1.1
Survival – All representations and warranties of the Parties contained herein or in the Transaction Documents will survive the parties’ execution and delivery of this Agreement and the Closing of the Option.

8.1.2
Sole Remedy– The indemnification provisions of Section 8.2 will constitute the sole remedy of the Parties with respect to any and all breaches of any agreement, covenant, representation or warranty made in, or in connection with, this Agreement and the Transaction Documents.

8.2           Indemnification

8.2.1	Indemnification by the Owners

(a)
The Owners, jointly and severally, agree indemnify and hold the Lessee and ParentCo harmless against and in respect of any loss, damage, claim, cost or expense whatsoever, including legal fees on a full indemnity basis and actual accounting, consultant or advisor expenses, which the Lessee and ParentCo may incur or be required to pay (a “Lessee’s Claim”), arising in connection with the following matters:

(i)	any inaccuracy or breach of any representation or warranty of the Owners contained in this Agreement or any Transaction Document;

(ii)	any breach or non-performance by the Owners of any covenant or agreement to be performed by the Owners contained in this Agreement or any Transaction Document;

(iii)
any non-compliance with any Environmental Law relating to or arising from, directly or indirectly, any past or present activity, operation or land ownership of the Owners in respect of the Claims up to the Closing Date; and

(iv)	any and all claims for brokerage, commissions, finders' fees or similar claims which the Owners may have committed to pay to third Persons.

(b)
No provision of this Section 8.2.1 shall impose on Owners any liability or obligation for any condition existing on the Claims before the Owners’ acquisition of their respective ownership interests in the Claims.

8.2.2	Indemnification by Lessee and ParentCo

(a)
The Lessee and ParentCo agree to indemnify and pay and to hold the Owners harmless against and in respect of any loss, damage, claim, cost or expense whatsoever, including legal fees on a full indemnity basis and actual accounting, consultant or advisor expenses, which Owners may incur or be required to pay, (a “Owner’s Claim”), arising in connection with the following matters:

(i)	any breach or non-performance by the Lessee or ParentCo of any covenant or agreement to be performed by the Lessee contained in this Agreement or any Transaction Document; and

(ii)	any inaccuracy or breach of any representation or warranty of the Lessee or ParentCo contained in this Agreement or any Transaction Document.

8.2.3	Claims by Third Parties

In the event that a Party (the “Indemnified Party”) shall become aware of any claim, proceeding or other matter (a “Proceeding”) in respect of which the other party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall, having regard to the circumstances, give timely written notice thereof, and in any event within 60 days after becoming aware of a Proceeding, to the Indemnifying Party. Such notice shall specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Proceeding; and

(b)	the amount of the Proceeding if known.

A failure or delay in the giving of notice by the Indemnified Party shall not relieve the indemnifying party from any liability except to the extent that the Indemnifying Party is materially prejudiced by the failure or delay in giving such notice.

In the case of third party claims, the Indemnifying Party shall have the option at its own expense: (i) to conduct any proceedings or negotiations in connection therewith; (ii) to take all other steps to settle or defend any such claim; and (iii) to employ counsel of the Indemnifying Party’s choosing and approved by the Indemnified Party, acting reasonably, to contest any such claim in the name of the Indemnified Party or otherwise. The Indemnifying Party may not compromise or settle any claim without the Indemnified Party’s prior written consent, which may not be unreasonably withheld or delayed.  The Indemnified Party shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third party claim. The Indemnifying Party shall, within ten (10) days of receipt of the Indemnification Notice, notify the Indemnified Party of the intention to assume the defence of any such claim. If the Indemnifying Party shall decline to assume the defence of any such claim, or shall fail to notify the Indemnified Party within ten (10) days after receipt of the Indemnification Notice of the Indemnifying party’s election to defend such claim or fails to diligently defend such claim after electing to assume conduct, the Indemnified Party shall defend such claim and the expenses of all proceedings, contests or lawsuits in respect of any such claims (including, without limitation, the fees and disbursements of counsel) shall be borne by the Indemnifying Party.

8.2.4	Trust

Each Party shall hold in trust for the benefit of its indemnitees other than such Party the indemnities of the other party in favour of such persons and such persons shall be entitled to the benefits thereof as if they were direct parties to this Agreement.

ARTICLE 9
CLOSING ARRANGEMENTS ON THE LESSEE'S EXERCISE OF THE OPTION

9.1           Time and Place of Closing

If the Lessee exercises the Option, the Closing will take place at 10:00 A.M. (Mountain time) on the Closing Date at the offices of the Lessee, or at any other place to which the Parties agree.

9.2           Closing Arrangements

At the Closing Date, upon fulfilment of all the conditions under this Agreement which have not been waived in writing:

9.2.1
Delivery of Closing Documents by Owner – The Owners will deliver to the Lessee and ParentCo the following, fully executed where applicable, and in each case, in form and substance satisfactory to the Lessee and ParentCo:

(a)	deeds of transfers with reservation of the Royalty in the form attached as Schedule 4 hereto and a declaration of value executed by each Owner (each, a “Deed of Transfer”);

(b)	a bill of sale for the Books and Records executed by each Owner; and

(c)	such further documents and assurances as may be reasonably required by the Lessee's solicitors in order to complete the sale of the Claims contemplated herein.

9.2.2	Delivery of Closing Documents by Lessee – The Lessee will deliver to the Owners the following, fully executed where applicable, and in each case, in form and substance satisfactory to the Owners:

(a)	the balance of the Purchase Price, if any;

(b)	the Deeds of Transfer executed by the Lessee and a declaration of value executed by the Lessee; and

(c)	such further documents and assurances as may be reasonably required by the Owners’ solicitors in order to complete the sale of the Claims contemplated herein.

9.4           Registration Expense

The Owners will be responsible for all fees, charges and expenses of providing to the Lessee the Deeds of Transfer for the Claims.  The Lessee will be responsible to pay all fees, charges and expenses of recording and registering such transfers.

ARTICLE 10
PUBLIC DISCLOSURE

10.1        Restrictions on disclosure

No disclosure or announcement, public or otherwise, in respect of this Agreement or the transactions contemplated herein will be made by any party without the prior written agreement of the other parties as to timing, content and method, provided that the obligations herein will not prevent any party from making, after consultation with the other parties, such disclosure as its counsel advises is required by Applicable Law or the rules and policies of the Exchange or as is required to carry out the transactions contemplated in this Agreement or the obligations of any of the parties hereto.

10.2          Confidentiality

Except with the prior written consent of the other parties, each of the Parties and its respective employees, officers, directors, shareholders, agents, advisors and other representatives will hold all information received from the other Party concerning any of Parties in strictest confidence and shall not be disclosed or used by the recipients thereof, except such information and documents available to the public or as are required to be disclosed by applicable law. All such information in written or electronic form and documents will be promptly returned to the party originally delivering them in the event that the transactions provided for in this Agreement are not completed. Notwithstanding the foregoing, each Party shall be permitted to disclose all information received from another Party to its employees, officers, directors, agents, advisors and other representatives for use in connection with the transactions contemplated by this Agreement.

10.3          Personal Information

The Owners acknowledges and consents to the fact that the Lessee and ParentCo may be required by applicable securities legislation or the rules and policies of the Exchange to provide regulatory authorities with any personal information provided by the Owners in this Agreement and further consents to the public disclosure of such information by electronic filing or by any other means.

ARTICLE 11
NOTICES

11.1            Notice

11.1.1
Any notice, direction or other communication required or contemplated by any provision of this Agreement (a “Notice”) will be in writing and given by personal delivery, by overnight courier, by e-mail or by telecopier and addressed:

in the case of a Notice to Claremont, at:

Claremont Nevada Mines LLC
P.O. Box 2021
Elko, Nevada 89803
Fax: 775-313-9816
E-mail:  hunsakerinc@frontiernet.net

in the case of a Notice to JRE, at:

JR Exploration LLC
9078 S. Jordan Oaks
Sandy, Utah 84070
Email: Rick.Everson@nv5.com

in the case of a Notice to the Lessee or ParentCo, at:

MAX Resource Corp.
2300 - 1066 West Hastings Street
Vancouver, BC  V6E 3X2
Fax:           604 689-1749
E-mail:  westoak@direct.ca

11.1.2	Any Notice:

(a)
delivered before 4:30 p.m. local time on a Business Day will be deemed to have been received on the date of delivery and any Notice delivered after 4:30 p.m. local time on a Business Day or delivered on a day other than a Business Day, will be deemed to have been received on the next Business Day.

(b)
mailed will be deemed to have been received seventy two (72) hours after the date it is postmarked, provided that if the day on which the Notice is deemed to have been received is not a Business Day, then the Notice will be deemed to have been received on the next Business Day.

(c)
sent by telecopier before 4:30 p.m. local time on a Business Day will be deemed to have been received when the sender receives the answer back confirming receipt by the recipient, provided that any telecopy received after 4:30 p.m. local time on a Business Day or received on a day other than a Business Day will be deemed to have been received on the next Business Day.

11.1.3
If the Party sending the Notice knows or might reasonably be expected to know that, at the time of sending or within 72 hours thereafter, normal mail service has been disrupted, then the Notice may only be sent (or re-sent) by delivery, overnight courier or telecopier.

11.1.4
Any Party may change its address for service, its fax number, [its e-mail address], the name of the individual to the attention of whom a Notice is to be sent or the person to whom a copy of the Notice is to be sent, by written notice given to the other Parties in accordance with this Article 10.

ARTICLE 12
GENERAL

12.1           Entire Agreement

This Agreement and the Transaction Documents constitute the entire agreement between the Parties relating to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, including without limitation the Option Agreement.  There are no representations, warranties, conditions, covenants or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement and the Transaction Documents, except as specifically set forth herein and therein.

12.2           Amendment and Waiver

This Agreement may only be amended by written agreement signed by each Party hereto.  Any waiver of any provision of this Agreement will be effective only if it is in writing and signed by the Party to be bound thereby, and only in the specific instance and for the specific purpose for which it has been given.  No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement will operate as a waiver of such right.  No single or partial exercise of any such right will preclude any further or other exercise of such right.

12.3           Severability

If any provision of this Agreement is determined to be invalid, illegal or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement, and the remaining provisions will remain in full force and effect.

12.4           Expenses

Except as otherwise provided in this Agreement, all costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring those expenses.

12.5           Time

Time is of the essence of this Agreement.

12.6           Assignment and Benefit of the Agreement

Subject to the provisions of this Section, a party may assign its rights under this Agreement to an affiliate or subsidiary controlled or owned by it (or their parent corporations), as applicable, or its parent corporation as applicable, in whole or in part, and this Agreement shall be binding upon and enure to the benefit of the parties, and their successors and assigns.  If a party intends to transfer to a third party all or any part of its interest in the Claims or this Agreement, it may do so only with the prior written consent of the other parties which shall not be delayed or unreasonably withheld.  In determining the reasonableness of non-assigning party’s(ies’) approval or disapproval of the request for consent, the non-assigning party’s(ies’) may consider the proposed assignee’s environmental compliance, financial, litigation and operating history and financial and technical capability to perform the assigning party’s obligations under this Agreement.  The non-transferring party(ies) shall notify the transferring party(ies) within twenty (20) days following receipt of the transferring party’s(ies’) notice of its decision to approve or reject the transferring party’s(ies’) assignment.

Changes in the ownership of the Claims occurring after execution of this Agreement shall not be binding upon the Lessee until it receives written notice of such change, together with a copy of the recorded document which reflects such change.  No change or division in the ownership of the Claims shall operate to enlarge the obligations or diminish the rights of the Lessee under this Agreement.

12.7           Further Assurances

Each Party agrees that upon the reasonable written request of the other Party, at any time, it will perform all acts and execute all documents as may be necessary or desirable to effect the purpose of this Agreement or to better evidence the transactions contemplated by this Agreement, whether before or after the Closing.

12.8           Public Notices

No press release, public statement or announcement or other public disclosure with respect to this Agreement or the transactions contemplated hereby may be made except with the prior written consent and joint approval of the Parties (which consent and approval will not be unreasonably withheld), or if required by Applicable Law or a Governmental Authority. Where such disclosure is required by Applicable Law or a Governmental Authority, the Party required to make the disclosure will use its best efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure.

12.9           Governing Law and Attornment

This Agreement is governed by and will be construed in accordance with the laws of the state of Nevada and the federal laws of the United States of America applicable therein.  Each Party irrevocably attorns to the exclusive jurisdiction of the courts of Nevada with respect to any matter arising under or relating to this Agreement.

[this space left intentionally blank]

12.10    Counterparts and Electronic Execution

This Agreement may be executed in any number of counterparts each of which will be deemed to be an original, and all of which taken together will be deemed to constitute one and the same instrument.

This Agreement may be executed and delivered by electronic means and each of the Parties may rely on such electronic execution as though it were an original hand-written signature

IN WITNESS WHEREOF the Parties have executed this Agreement.

MAX RESOURCE, INC.
Per:	/s/ Clarence J. Wendt
Name: Clarence J. Wendt
Title: Director

MAX RESOURCE CORP.
Per:	/s/ Clarence J. Wendt
Name: Clarence J. Wendt
Title: Director

CLAREMONT NEVADA MINES LLC
Per:	/s/ E.L. Hunsaker
Name: E. L. Hunsaker III
Title: Manager

JR Exploration LLC
Per:	/s/ Rick Everson
Name: Rick Everson
Title: Manager

SCHEDULE 1
CLAIMS

Description of Claims, Pershing County, Nevada

JRE Claims

Unpatented Mining Claims

Claim Names	Bureau of Land Management NMC No.

AP-1 to AP-4	917098 to 917101

MH-1 to MH -15	918603 to 918617

Claremont Claims

Unpatented Mining Claims

Claim Names	Bureau of Land Management NMC No.

MHA - 1 to MHA - 16	1042860 to 1042875

MH - 17 to MH - 79	1042876 to 1042938

MH - 80 to MH – 83	1042939 to 1042942

MH - 84 to MH - 89	1042943 to 1042948

Fee Lands, Patented Mining Claims and Mineral Rights

Majuba Hill, Majuba Hill No. 1 and Majuba Hill No. 3 patented mining claims, Patent No. 1033600, Mineral Survey No. 4610

Mineral rights in Section 35, T33N, R31E, MDB&M

Exceptions to Title

Certain overlaps of the Owners unpatented claims onto other unpatented mining claims and patented claims held by the Owners.

Paramount title of the United States of America.

SCHEDULE 2
ROYALTY

"Net Smelter Returns" means the gross revenues from the sale of all Minerals and products of Minerals derived from the Claims as stated in the refinery or smelter return or outturn statement, less the following costs, charges and expenses actually paid or incurred by the Lessee:

1.  Charges for treatment in the smelting and refining processes (including handling, sampling, assaying and representation costs; penalties and other processor deductions).

2.  Actual costs of transportation (including freight, insurance and security, costs incurred by reason of or in the course of such transportation) of concentrates, dore metal and products to the refinery or smelter, but not any charges or costs of transportation of Minerals or ores from any mine on the Claims to an autoclave, concentrator, crusher, heap or other leach process, mill or plant.

Gross revenues shall be determined irrespective of any actual arrangements for the sale or other disposition of Minerals, concentrates, dore metal and products by the Lessee, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection, and speculative arrangements that may involve the possible delivery of gold, silver or other metals produced from Minerals.

The Lessee 's obligation to pay the royalty shall accrue and become due and payable upon the sale or shipment from the Claims of unrefined metals, dore metal, concentrates or other Minerals or Minerals products or, if refined metals are produced, upon the outturn of refined metals meeting the requirements of the specified published price to the Lessee 's account.  It is the intent that the royalty shall be based upon the value of the recoverable metal contained in ores mined from the Claims and ultimately outturned by the smelter or refinery to which the Lessee or its assignees, contractors or purchasers deliver unrefined metals, dore metal, concentrates or other Minerals or Minerals products.

Net Smelter Returns royalties shall be determined on a quarterly basis.  The Lessee shall pay each quarterly royalty payment on or before the thirtieth (30th) day following the quarter in which the royalty payment obligation accrued.  The Lessee acknowledges that late payment by the Lessee to the Owners of royalty payments will cause the Owners to incur costs, the exact amount of which will be difficult to ascertain.  Accordingly, if any amount due and payable by the Lessee is not received by the Owners within ten (10) days after such amount is due, then the Lessee shall pay to the Owners a late charge equal to eight percent (8%) of such overdue amount.  The Owners’ acceptance of such late charge shall not constitute a waiver of the Lessee’s default with respect to such overdue amount, nor prevent the Owners from exercising any of the Owner’s other rights and remedies.  If any amount payable by the Lessee remains delinquent for a period in excess of thirty (30) days, the Lessee shall pay to the Owners, in addition to the late payment, interest from and after the due date at the statutory interest rate.

Upon reasonable notice and at a reasonable time, the Owners shall have the right to audit and examine the Lessee’s accounts and records relating to the calculation of the Net Smelter Returns royalty payments.  If such audit determines that there has been a deficiency or an excess in the payment made to the Owners, such deficiency or excess shall be resolved by adjusting the next quarterly royalty payment due the Owners.  The Owners shall pay all costs of such audit unless a deficiency of three percent five percent (5%) or more of the royalty payment due for the calendar quarter in question is determined to exist.  All books and records used by the Lessee to calculate the royalty payments shall be kept in accordance with generally accepted accounting principles applicable to the mining industry.

The Lessee shall have the right to commingle Minerals and ores from the Property and materials from other properties, provided, that the Lessee first informs the Owners, in writing, of the Lessee’s intention to commingle and delivers to the Owner a detailed written description of the Lessee’s commingling plan.  The Owners shall have ninety (90) days during which to review and comment on the Lessee’s proposed commingling plan.  In any and all events, all Minerals and ores shall be measured and sampled by the Lessee in accordance with sound mining and metallurgical practices for metal and mineral content before commingling of any such Minerals or ores with materials from any other property.  Representative samples of materials from the Claims intended to be commingled shall be retained by the Lessee, and assays of these samples shall be made before commingling to determine the metal content of each ore.  Detailed records shall be kept by the Owners showing measurements, assays of metal content and gross metal content of the materials from the Claims are commingled.

At the Owners’ request the Lessee shall execute and deliver to the smelter or refinery instructions for the deposit of the Owners’ share of the Net Smelter Returns, in cash or in kind, to an account established in the Owners’ name

SCHEDULE 3
ALLOCATION OF PAYMENTS

	Books and Records	Claremont Claims	JRE Claims
Effective Date	$1 to Claremont $1 to JRE	$99,999	$99,999
1st Anniversary of Effective Date	--	$100,000	$100,000
2nd Anniversary of Effective Date	--	$100,000	$100,000
3rd Anniversary of Effective Date	--	$100,000	$100,000
4th Anniversary of Effective Date	--	$100,000	$100,000
Total	$2	$499,999	$499,999

SCHEDULE 4
FORM OF DEED OF TRANSFER

[See attached Deed With Reservation of Mineral Royalty Majuba Project]

Assessor’s Parcel No.  _________

Recorded at the request of
and when recorded return to:
MAX Resource, Inc.
2300 -1066 West Hastings Street
Vancouver, British Columbia, Canada V6E 3X2

The undersigned affirms that this document does not
contain the personal information of any person.

Deed With Reservation of Royalty
Majuba Project

This Deed With Reservation of Royalty Majuba Project (“Deed”) is made by Claremont Nevada Mines LLC, a Nevada limited liability company, and JR Exploration LLC, a Utah limited liability company (collectively “Seller”), in favor of and to MAX Resource, Inc., a Nevada corporation (“MAX”).

Recitals

A.           Owner and MAX are parties to the Mining Claims Purchase Agreement dated December 3, 2012 (the "Agreement"), concerning the mineral rights, patented mining claims and unpatented mining claims situated in Pershing County, Nevada, commonly referred to as the Majuba Project, more particularly described in Exhibit A attached to and by this reference incorporated in this Deed (collectively the “Royalty Property”), and other obligations described in this Deed.

B.           Owner and MAX have closed the purchase and sale of the Royalty Property in accordance with the Agreement.

In consideration of the parties’ rights and obligations under the Agreement, the parties agree as follows:

1.             Deed.  Owner conveys and transfers to MAX, and its assigns and successors forever, all of Owner’s right, title and interest in the Royalty Property, except and subject to Owner’s reserved Royalty and the parties’ rights and obligations under this Deed.

2.             Royalty.  Owner grants, reserves and retains to itself, and Owner’s assigns and successors forever, and MAX agrees and covenants to pay to Owner, and Owner’s assigns and successors, a production royalty based on the Net Smelter Returns from the production or sale of Minerals from the Royalty Property, including any additions to the Royalty Property resulting from the parties’ location of unpatented mining claims within the boundaries of the Royalty Property.  The Royalty percentage rate shall be one percent (1%). The Royalty is owned fifty percent (50%) by Claremont Nevada Mines LLC and fifty percent (50%) by JR Exploration LLC.

                2.1           Burden on Royalty Property.  MAX’s agreement and covenant to pay the Royalty and the minimum payments are covenants coupled with an interest in the Royalty Property and shall burden and run with the Royalty Property, including any additions to the Royalty Property and all amendments, conversions to a lease or other form of tenure, relocations or patent of all or any of the unpatented mining claims which comprise all or part of the Royalty Property.  On a MAX’s relocation of any of the unpatented mining claims which are part of the Royalty Property or on the amendment, conversion to a lease or other form of tenure, or patenting of any of the unpatented mining claims which comprise all or part of the Royalty Property, the parties agree and covenant to execute, deliver and record in the office of the recorder in which all or any part of the Royalty Property is situated an instrument by which MAX grants to Owner the Royalty and subjects the newly located unpatented mining claims and any amended, converted or relocated unpatented mining claims and the patented claims, as applicable, to all of the burdens, conditions, obligations and terms of this Deed.

        2.2           Payment of Royalty.  MAX shall calculate, pay and report the Royalty in accordance with the provisions of Exhibit 1.

        2.3           Production Records.  MAX shall keep true and accurate accounts, books and records of all of its activities, operations and production of minerals on the Royalty Property.

            2.4           Delivery of Payments.  MAX shall deliver the payments under this Deed to Owner by check or wire transfer to an account designated by Owner.

3.        Compliance with Laws, Reclamation, Environmental Obligations and Indemnities.

                3.1   Compliance with Laws.  MAX shall at all times comply with all applicable federal, state and local laws, regulations and ordinances relating to MAX’s activities and operations on or relating to the Royalty Property.

           3.2            Reclamation, Environmental Obligations and Indemnities.  MAX shall perform all reclamation required under federal, state and local laws, regulations and ordinances relating to MAX’s activities or operations on or relating to the Royalty Property.  MAX shall defend, indemnify and hold harmless Owner from and against any and all actions, claims, costs, damages, expenses (including attorney’s fees and legal costs), liabilities and responsibilities arising from or relating to MAX’s activities or operations on or relating to the Royalty Property, including those under laws, regulations and ordinances intended to protect or preserve the environment or to reclaim the Royalty Property.  MAX’s obligations under this Section shall survive the abandonment, surrender or transfer of the Royalty Property.

4.      Tailings and Residues.  All tailings, residues, waste rock, spoiled leach materials and other materials (collectively "Materials") resulting from MAX's operations and activities on the Royalty Property shall be MAX’s sole property, but shall remain subject to the Royalty if they are processed or reprocessed and MAX receives revenues from such processing or reprocessing.  If Materials are processed or reprocessed, the Royalty payable shall be determined by using the best engineering, metallurgical and technical practices and standards then available.

5.         Title Maintenance.

                5.1   Title Maintenance and Taxes.  MAX shall maintain title to the Royalty Property, including without limitation, paying when due all taxes on or with respect to the Royalty Property and doing all things and making all payments necessary or appropriate to maintain the right, title and interest of MAX and Owner, respectively, in the Royalty Property and under this Deed. MAX shall deliver to Owner proof of MAX’s compliance with this Section not less than fifteen (15) days before the applicable deadline.

     5.2           Property Maintenance. MAX shall perform all required assessment work on, pay all mining claim maintenance fees and make such filings and recordings as are necessary to maintain title to the Royalty Property in accordance with applicable federal and state laws and regulations.  MAX shall deliver to Owner proof of MAX’s compliance with this Section not less than thirty (30) days before the applicable deadline.

     5.3   Abandonment.  If MAX intends to abandon or surrender any of the unpatented mining claims which are part of the Royalty Property (the "Abandonment Property"), MAX shall first give notice of such intention to Owner at least ninety (90) days in advance of the proposed date of abandonment or surrender.  At any time before the date of MAX’s proposed abandonment or surrender of the Royalty Property Owner may deliver notice to MAX that Owner desires MAX to convey the Abandonment Property to Owner.  In such case, within thirty (30) business days after MAX’s receipt of Owner’s notice, MAX shall convey the Abandonment Property to Owner free and clear of any claims, encumbrances or liens created by, through or under MAX.  If Owner does not timely request reconveyance of the Abandonment Property, Owner’s right to do so shall be irrevocably terminated.

6.         General Provisions.

    6.1   Conflict.  If a conflict arises between the provisions of this Deed and the provisions of the Agreement, the provisions of the Agreement shall prevail.

    6.2   Entire Agreement.  This Deed and the Agreement constitute the entire agreement between the parties.

   6.3   Additional Documents.  The parties shall from time to time execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Deed.

  6.4   Binding Effect.  All of the covenants, conditions, and terms of this Deed shall bind and inure to the benefit of the parties and their successors and assigns.

  6.5   No Partnership.  Nothing in this Deed shall be construed to create, expressly or by implication, a joint venture, mining partnership or other partnership relationship between the parties.

  6.6   Governing Law.  This Deed is to be governed by and construed under the laws of the State of Nevada.

  6.7   Time of Essence.  Time is of the essence in this Deed.

  6.8   Notices.  Any notices required or authorized to be given by this Deed shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section.  Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee’s local time shall be deemed delivered the next day.

If to Owner:           Claremont Nevada Mines LLC
P.O. Box 2021
Elko, Nevada 89803

JR Exploration LLC
9078 South Jordan Oaks
Sandy, Utah 84070

If to MAX:            MAX Resources, Inc.
2300 -1066 West Hastings Street
Vancouver, British Columbia, Canada V6E 3X2

This Deed is effective ______________________.

Claremont Nevada Mines LLC

By_______________________
E. L. Hunsaker III, Manager

JR Exploration LLC

By_______________________
Rick Everson, Manager

MAX Resource, Inc.

By_______________________
Name_____________________
Title______________________

STATE OF NEVADA, COUNTY OF ELKO.	) : ss. )

This Deed With Reservation of Royalty Majuba Project was acknowledged before me on ______________________, by E. L. Hunsaker III as Manager of Claremont Nevada Mines LLC.

_______________________
Notary Public

STATE OF ________, COUNTY OF ______.	) : ss. )

        This Deed With Reservation of Royalty Majuba Project was acknowledged before me on ____________________, by Rick Everson as Manager of JR Exploration LLC.

_______________________
Notary Public

STATE OF ________, COUNTY OF ______.	) : ss. )

         This Deed With Reservation of Royalty Majuba Project was acknowledged before me on ____________________, by ________________ as __________ of MAX Resource, Inc.

_______________________
Notary Public

Exhibit A
Description of Claims
Pershing County, Nevada

JRE Claims
Unpatented Mining Claims
Claim Names	Bureau of Land Management NMC No.
AP-1 to AP-4	917098 to 917101
MH-1 to MH -15	918603 to 918617

Claremont Claims
Unpatented Mining Claims
Claim Names	Bureau of Land Management NMC No.
MHA - 1 to MHA - 16	1042860 to 1042875
MH - 17 to MH to MH - 79	1042876 to 1042938
MH - 80 to MH – 83	1042939 to 1042942
MH - 84 to MH - 89	1042943 to 1042948

Fee Lands, Patented Mining Claims and Mineral Rights
Majuba Hill, Majuba Hill No. 1 and Majuba Hill No. 3 patented mining claims, Patent No. 1033600, Mineral Survey No. 4610
Mineral rights in Section 35, T33N, R31E, MDB&M

Exhibit 1
Net Smelter Returns Royalty

"Net Smelter Returns" means the gross revenues from the sale of all Minerals and products of Minerals derived from the Royalty Property as stated in the refinery or smelter return or outturn statement, less the following costs, charges and expenses actually paid or incurred by MAX:

1.  Charges for treatment in the smelting and refining processes (including handling, sampling, assaying and representation costs; penalties and other processor deductions).

2.  Actual costs of transportation (including freight, insurance and security, costs incurred by reason of or in the course of such transportation) of concentrates, dore metal and products to the refinery or smelter, but not any charges or costs of transportation of Minerals or ores from any mine on the Royalty Property to an autoclave, concentrator, crusher, heap or other leach process, mill or plant.

Gross revenues shall be determined irrespective of any actual arrangements for the sale or other disposition of Minerals, concentrates, dore metal and products by MAX, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection, and speculative arrangements that may involve the possible delivery of gold, silver or other metals produced from Minerals.

MAX's obligation to pay the royalty shall accrue and become due and payable upon the sale or shipment from the Royalty Property of unrefined metals, dore metal, concentrates or other Minerals or Minerals products or, if refined metals are produced, upon the outturn of refined metals meeting the requirements of the specified published price to MAX's account.  It is the intent that the royalty shall be based upon the value of the recoverable metal contained in ores mined from the Royalty Property and ultimately outturned by the smelter or refinery to which MAX or its assignees, contractors or purchasers deliver unrefined metals, dore metal, concentrates or other Minerals or Minerals products.

Net Smelter Returns royalties shall be determined on a quarterly basis.  MAX shall pay each quarterly royalty payment on or before the thirtieth (30th) day following the quarter in which the royalty payment obligation accrued.  MAX acknowledges that late payment by MAX to the Owner of royalty payments will cause the Owner to incur costs, the exact amount of which will be difficult to ascertain.  Accordingly, if any amount due and payable by  MAX is not received by the Owner within ten (10) days after such amount is due, then MAX shall pay to the Owner a late charge equal to eight percent (8%) of such overdue amount.  The Owner’s acceptance of such late charge shall not constitute a waiver of MAX’s default with respect to such overdue amount, nor prevent the Owner from exercising any of the Vendor’s other rights and remedies.  If any amount payable by MAX remains delinquent for a period in excess of thirty (30) days, MAX shall pay to the Owner, in addition to the late payment, interest from and after the due date at the statutory interest rate.

Upon reasonable notice and at a reasonable time, the Owner shall have the right to audit and examine MAX’s accounts and records relating to the calculation of the Net Smelter Returns royalty payments.  If such audit determines that there has been a deficiency or an excess in the payment made to the Owner, such deficiency or excess shall be resolved by adjusting the next quarterly royalty payment due the Owner.  The Owner shall pay all costs of such audit unless a deficiency of three percent five percent (5%) or more of the royalty payment due for the calendar quarter in question is determined to exist.  All books and records used by MAX to calculate the royalty payments shall be kept in accordance with generally accepted accounting principles applicable to the mining industry.

MAX shall have the right to commingle Minerals and ores from the Property and materials from other properties, provided, that MAX first informs the Owner, in writing, of MAX’s intention to commingle and delivers to the Vendor a detailed written description of MAX’s commingling plan.  The Owner shall have ninety (90) days during which to review and comment on MAX’s proposed commingling plan.  In any and all events, all Minerals and ores shall be measured and sampled by MAX in accordance with sound mining and metallurgical practices for metal and mineral content before commingling of any such Minerals or ores with materials from any other property.  Representative samples of materials from the Royalty Property intended to be commingled shall be retained by MAX, and assays of these samples shall be made before commingling to determine the metal content of each ore.  Detailed records shall be kept by the Owner showing measurements, assays of metal content and gross metal content of the materials from the Royalty Property are commingled.

At the Owner’s request MAX shall execute and deliver to the smelter or refinery instructions for the deposit of the Owner’s share of the Net Smelter Returns, in cash or in kind, to an account established in the Owner’s name.